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                                                                   Exhibit 99.1

            RANKING OF THE INDEBTEDNESS OF CSX TRANSPORTATION, INC.
                      AND NORFOLK SOUTHERN RAILWAY COMPANY


CSX TRANSPORTATION, INC. RANKING

     The New CSXT Notes will be senior unsecured obligations of NYC Newco and CSXT and will rank equally with all existing and future senior unsecured indebtedness of NYC Newco and CSXT, if any.

     As of June 25, 2004, CSXT would have had approximately $1,348 million of total indebtedness outstanding if holders of 100% of the Conrail Debentures had validly tendered and not withdrawn their Conrail Debentures in connection with the exchange offer and consent solicitation and the Conrail Spin Off Transactions were consummated as of that date. Following the assumption by CSXT of NYC Newco's obligations under the New CSXT Notes, the New CSXT Notes will be subordinated to any secured indebtedness of CSXT, to the extent of the assets securing that indebtedness, and structurally subordinated to all existing and future obligations of subsidiaries of CSXT, including claims with respect to trade payables. As of June 25, 2004, CSXT had approximately $761 million of secured indebtedness and its subsidiaries had approximately $1 million of unsecured indebtedness, each of which would rank senior to the New CSXT Notes. Of the $761 million of secured indebtedness outstanding of CSXT, subsidiaries of CSXT had approximately $30 million of secured indebtedness outstanding as of June 25, 2004. In addition, as of June 25, 2004, CSXT had approximately $2,662 million of intercompany liabilities due to CSX and $528 million of intercompany liabilities due to other affiliates of CSXT, each of which would rank equally with or junior to the New CSXT Notes.

     The New CSXT Notes rank senior to all subordinated indebtedness of NYC Newco, and following the assumption of the obligations of NYC Newco with respect thereto by CSXT, the New CSXT Notes will rank senior to all subordinated indebtedness of CSXT then outstanding.

NORFOLK SOUTHERN RAILWAY COMPANY RANKING

     The New NSR Notes will be senior unsecured obligations of PRR Newco and NSR and will rank equally with all existing and future senior unsecured indebtedness of PRR Newco and NSR, if any.

     As of June 30, 2004, NSR would have had approximately $1,654 million of total indebtedness outstanding if holders of 100% of the Conrail Debentures had validly tendered and not withdrawn their Conrail Debentures in connection with this exchange offer and consent solicitation and the Conrail Spin Off Transactions were consummated as of that date. Following the assumption by NSR of PRR Newco's obligations under the New NSR Notes, the New NSR Notes will be subordinated to any secured indebtedness of NSR, to the extent of the assets securing that indebtedness, and structurally subordinated to all existing and future obligations of subsidiaries of NSR, including claims with respect to trade payables. As of June 30, 2004, NSR had approximately $818 million of secured indebtedness on a consolidated basis which would rank senior to the New NSR Notes. As of June 30, 2004, subsidiaries of NSR had no outstanding indebtedness. In addition, as of June 30, 2004, NSR had $863 million of intercompany liabilities due to NSC which would rank equally with or junior to the New NSR Notes.

     The New NSR Notes will be senior in right of payment to all existing and future subordinated indebtedness, including $8 million aggregate principal amount of guarantees of NSR outstanding as of June 30, 2004.